Exhibit 99.2

FINAL TRANSCRIPT

Thomson StreetEventsSM

NCR - NCR Corp To Discuss the Acquisition of Radiant Systems Conference Call

Event Date/Time: Jul. 11. 2011 / 9:45PM GMT

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FINAL TRANSCRIPT

Jul. 11. 2011 / 9:45PM, NCR - NCR Corp To Discuss the Acquisition of Radiant Systems Conference Call

CORPORATE PARTICIPANTS

Gavin Bell

NCR Corp - IR

William Nuti

NCR Corp - Chairman & CEO

John Heyman

Radiant Systems - CEO

Andy Heyman

Radiant Systems - COO, President, Hospitality Div.

Alon Goren

Radiant Systems - Chairman, CTO

John Bruno

NCR Corp - RVP, Industry Solutions Group

Mark Haidet

Radiant Systems - CFO

Bob Fishman

NCR Corp - SVP, CFO

Jennifer Daniels

NCR Corp - SVP, General Counsel & Secretary

CONFERENCE CALL PARTICIPANTS

Paul Coster

JPMorgan Chase & Co. - Analyst

Gil Luria

Wedbush Securities - Analyst

Kathryn (Katy) Huberty

Morgan Stanley - Analyst

Matt Summerville

KeyBanc Capital Markets - Analyst

Zahid Siddique

Gabelli & Co. - Analyst

Kartik Mehta

Northcoast Research - Analyst

PRESENTATION

Operator

Welcome, and thank you for standing by.

(Operator Instructions).

Today’s conference is being recorded. If you have any objections, please disconnect at this time. Now, I would like to introduce your host, Mr. Gavin Bell. You may begin, sir.

Gavin Bell - NCR Corp - IR

Thank you, operator, and good afternoon, everyone. Thanks for joining us today to discuss our announced acquisition of Radiant Systems, the leader in self-service and multi-channel point-of-sale and managed services solutions for the hospitality industry. NCR Chairman and CEO Bill Nuti will lead a short discussion, after which we’ll have time for questions. NCR’s CFO Bob Fishman is also with us, as is John Heyman, CEO of Radiant, Andy Heyman, Chief Operating Officer, and Mark Haidet, Radiant’s CFO.

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Jul. 11. 2011 / 9:45PM, NCR - NCR Corp To Discuss the Acquisition of Radiant Systems Conference Call

We’ve also posted a PowerPoint presentation on our website that you can download, and Bill will be referring to this, as he moves through his remarks. Before getting started, please let me remind everyone that today’s call includes forecasts and other information that are considered forward-looking statements. While these statements reflect our current outlook, they are subject to a number of risks and uncertainties that could cause actual results to vary materially. Those risk factors are described in NCR’s and Radiant periodic filings with the SEC, and in both annual reports to stockholders.

In addition, during the course of this call, we may refer to non-GAAP financial measures that are not prepared in accordance with accounting principles generally accepted in the United States, and that may be different from non-GAAP financial measures used by other companies. A reconciliation of these non-GAAP measures and other related information is available on the Investor Relations page of NCR’s website.

This presentation does not represent an offer to buy, or the solicitation to offer for sales any securities. NCR will file a tender offer statement on Schedule PO, including an offer to purchase, a related letter of transmittal, and other tender offer documents with the SEC. These materials will be available on the SEC’s website, www.sec.gov and should be read carefully when available, because they contain important information including the terms and conditions of the offer. And with that, I’ll now turn the call over to Bill Nuti.

William Nuti - NCR Corp - Chairman & CEO

Thank you, Gavin, and welcome, everyone to our conference call to discuss the Radiant transaction. As Gavin noted, we have a presentation deck that I’ll be referring to in my remarks. And we’re going to start on page three. This is a particularly exciting day for NCR. It’s a rare opportunity to acquire an asset that is truly complementary to the strategic mission of NCR in every measure. The slide you have in front of you depicts our corporate strategy. We’ve shared it on Analyst Day’s, and other occasions for the past several years.

The deal we’re announcing today is an unusually good fit for our Company. It takes advantage of our core competencies and core assets, and is highly synergistic. And it’s wholly consistent with our objectives of expanding into core business adjacencies and new industry segments, while expanding our multi-channel capabilities, and improving our revenue mix with a higher percentage of software and services. Executing on this transaction is a major step in enabling us to achieve our long-term business model goals of $7 billion plus in revenue, and mid 30s gross margin.

Let’s move to the next slide, number four. We’ll talk about Radiant’s business in more detail in a moment, but the headline is that the company is an outstanding asset. Radiant is the leader in the hospitality and specialty retail vertical, and an innovator in helping businesses engage their customers. Simply put, this is a great acquisition that does a lot of great things for NCR. Beyond taking advantage of our core competencies and being highly synergistic, it leverages our global footprint, services and supply chain capabilities. And it’s going to allow us cross-sell opportunities for NCR products into a new and large installed base.

In addition, it takes advantage of the geographic proximity of our two headquarters and two talent pools, to let us move with speed and efficiency on integration. By adding Radiant’s business to NCR, we’re establishing our third core vertical, and strengthening our focus and penetration in hospitality and specialty retail, becoming an immediate leader in that segment. Radiant’s combined targeted hospitality and retail markets expands NCR’s total available market by approximately $8 billion. And combined, we will have a unique portfolio of multi-channel point-of-sale, self-service, and managed service solutions, all backed by a best-in-class global customer service capability.

You’ll note that I referred to our new hospitality and specialty retail business as a third core vertical for NCR. Those who follow NCR will note that we’ve talked for some time about entertainment potentially being a third vertical to drive growth. But the difference is that in entertainment, we undertook an initiative to grow in an adjacent self-service market, the DVD kiosk business.

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Jul. 11. 2011 / 9:45PM, NCR - NCR Corp To Discuss the Acquisition of Radiant Systems Conference Call

While that initiative has been successful, it does not offer nearly the same type of complementary industry adjacency as Radiant’s business.

Radiant’s multi-channel and SaaS-based point-of-service solutions for the hospitality and specialty retail business are very complementary to the existing NCR retail business in solution development, deployment, and annuity services. Further, while entertainment remains an important self-service opportunity for us, we are actively exploring strategic options with a few active and interested parties. We will keep you apprised of progress in this area as we continue to pursue the best alternative for that business, our customers, NCR, and our shareholders, supporting the emerging automated retail vertical industry.

A key aspect of this deal for NCR is Radiant’s growing SaaS and subscription offerings. Radiant is expanding margins and creating value for its customers by delivering software that helps customers better manage their businesses, and improve the experiences of their end customers. The architecture of these offerings is leveragable across other verticals we serve, advancing our mission of building more software into our revenue mix, and creating interesting growth opportunities throughout our solutions businesses.

The combination is expected to provide substantial financial benefits as well. It is expected to deliver ongoing annual synergies in the $50 million range, and multiple avenues for revenue synergies. The deal is expected to be accretive in year one on a non-GAAP basis, and fully syncs with our stated financial value drivers, revenue growth, gross margin NPOI and non-GAAP EPS expansion. In short, the Radiant acquisition ties back to what we have consistently told you about our core strategy. It demonstrates that we are executing on that strategy, and that we are committed to accelerating our growth at higher margins.

Let’s turn to slide number five for a quick review of the key terms. Under the terms of the transaction, NCR will acquire Radiant for approximately $1.2 billion, financed with existing cash, and newly issued pre-payable debt. It’s a structure that makes good use of NCR’s strong balance sheet, while preserving flexibility to run the business, and execute our strategy. This transaction also takes advantage of the current debt markets which, as you know, are very attractive.

Both Boards have approved the transaction, and Directors and management on the Radiant side, will be tendering their shares. We’re also executing agreements with key Radiant management who will play important roles in growing our new hospitality line of business. The transaction is expected to be earnings accretive on a non-GAAP basis in year one. And we’ll be getting into more detail about the cost and revenue synergies shortly. We expect to be in a position to launch the tender offer before the end of this month, and we’ll be pursuing a short form merger, if we own more than 90% of Radiant shares following the tender offer. Our targeted closing is Q3 of this year.

Let’s turn now to page six, and talk about Radiant’s business a bit. Radiant is the North American leader in multi-channel self-service and point-of-sale solutions for the hospitality industry, with a strong position in Europe, as well as a growing international business that NCR is well-positioned to accelerate. Radiant’s traditional strength is in the restaurant industry, specifically quick service, table service, and casual dining. But they are also present in other retail segments, especially in specialty inconvenience, and they’re making strong inroads into entertainment venues, such as sports arenas.

NCR also plays in those segments, but for the most part, Radiant’s customer set are truly Blue-chip customers I should add, is complementary to our major retail focus. A key insight about the segments Radiant serves, is how fragmented they are, and how few players offer comprehensive solutions. Quite frankly, this is a huge space for us to expand into.

For example, Radiant is the leader in providing technology solutions to the hospitality sector in North America, and to a lesser extent, Western Europe, with a 40,000 site install base. But that position equates to roughly a 6% market share. Of the written nearly 600,000 sites in the US alone, about half are still running on outdated systems. The specialty retail side is similarly fragmented. Radiant is in only 15,000 sites today, but with significant growth opportunities within those sites, in addition to increasing overall market penetration as it leverages its growing dealer network. Both hospitality and specialty retail have a high percentage of SMBs in the mix, and Radiant is adept at selling to this customer set.

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Jul. 11. 2011 / 9:45PM, NCR - NCR Corp To Discuss the Acquisition of Radiant Systems Conference Call

So overall, we believe there are abundant new opportunities to penetrate existing sites and new customers, and the international expansion opportunities look especially compelling. The market estimates you see here do not include China, India, Latin America, and other major markets. NCR is strong and well-established in these geographies, and we have inroads to many potential customers. While our customer sets are complementary, I would add that this is really in our sweet spot. We know how to deal and work with these customers. We know how to market to them, manufacture their solutions, service their equipment, and so on. All of which speaks to the ease of integration on the customer side, as we leverage the growth opportunities going forward.

You’ll also note the attractive 15% compound revenue growth rates over the last six years. But perhaps more important, is that this growth is becoming more profitable, as technology and consumer trends dramatically affect retailers of all types around the world. Radiant has an attractive gross margin profile as shown here, and they’ve also increased their long-term target operating margins to closer to 20%, up from 15%, as they grow their recurring revenues from SaaS and subscription-based offerings.

Now let’s go to slide seven, and talk a bit more about what’s driving Radiant’s growth, software, and recurring revenue streams. Radiant offers a full suite of solutions, driven by a core competitive advantage in software. They’ve developed an innovative SaaS model that enables customers to take advantage of hosted applications for managing their sites, from the back office to the front door and beyond, with their Aloha platform, which enables restaurants, stores, and other outlets to connect with customers beyond the site, building, in e-mail marketing, social media, and other components.

Importantly, while Radiant started as a point-of-sale company, over time they have invented additional services that translate into recurring revenues. Their product suite has evolved over the last several years, today enabling online commerce, transaction processing, and business assurance tools, in addition to strong e-marketing capabilities. All of this adds up to recurring revenue streams for Radiant.

Why is all this important? On one level, because it is the type of thinking that dovetails with how NCR has been thinking about our business. The increasing demand Radiant is seeing for it’s offerings reflect several factors. Cloud computing is allowing retailers to more cost effectively and efficiently deploy and maintain software, and it enables Radiant to provide functional advantages as well. At same time, trends in both of the social and mobile arenas are presenting opportunities, but also challenges to retailers.

Retailers increasingly need to embrace the multi-channel environment, and Radiant enables them to do that for the first time. These trends have also been front and center of NCR’s strategy as well. The depiction of Radiant’s evolving product suite is a good analog with our APTRA software suite and financial services. Software-based innovation that delivers multi-channel enablement, in multiple industries around the world is a major strategic objectives for us, and Radiant helps us take it to another level.

Additionally, I would note that the small and medium business market has been a catalyst for Radiant’s growth. Radiant runs a strong channel program to better penetrate the small and medium business market, and they bring us 800 new channel partners in this space, which to sell other NCR solutions. So Radiant offers NCR an exciting opportunity and improved growth profile, and they’re focused on the same priorities as NCR. The opportunities to extend what they do across other businesses are tremendous, and our ability to drive global penetration of their solutions is equally enticing.

Let’s take a closer look at the combined Company’s potential growth profile on the next page, slide number eight. Radiant is not a large company relative to NCR, but it is expected to bring significant benefits. At roughly $350 million in 2010 annual revenue, Radiant’s fast growing SaaS and subscription software revenue will contribute to nearly half a percentage point of NPOI margin expansion on a pro forma basis before considering any revenue or cost synergies.

Starting at the bottom of the chart, with hospitality and specialty retail as our third core vertical, we’re showing both the increased diversity of our operating income base, and the impact that the higher-margin Radiant business is expected to have on our line

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Jul. 11. 2011 / 9:45PM, NCR - NCR Corp To Discuss the Acquisition of Radiant Systems Conference Call

of business contributions. If you break down the two companies for revenue on product and solutions mix, you’ll see that there is not a significant change on a pro forma basis. This speaks to the complementary nature of the two businesses, and a relative ease of integration. While we bring somewhat different strengths to the table, we both see the world in a similar way. That should put us on the right footing out of the gate, as we go out and pursue new opportunities together.

Finally, you can see from Radiant’s still small international mix of business, the opportunity we see to leverage our sizable global footprint. At the end of the day, it’s a very positive story that is all about distribution, reach, and the complementarily of our business.

Let’s turn the next page. Here we provide a sense of the anticipated scope and scale of the combined Company. NCR is number one or two in all the industries we serve, and Radiant clearly fits with that objective by adding leadership and hospitality to our strong position in financial services, retail, travel, and emerging opportunities like hospital self check-in, and travel categories like hotels and car rental. As you can see, both companies have Blue-chip customer bases, and diverse solutions that are hardware enabled, but software driven.

Adding hospitality signals a large expansion of our addressable market. Combining hospitality with Radiant’s specialty retail offerings where, remember, we haven’t been focused, you get approximately $8 billion in additional available market opportunity. And that’s just in the geographies they serve today. It does not include the largest emerging markets, where we intended to leverage their solutions, and our presence. Net net, Radiant adds to our already leading product and services portfolio, with not just new products and services but a much different customer base that also adds to the growth profile.

On the next slide, number ten, we provide some detail on synergy opportunities. As I mentioned earlier, cost synergy opportunities have been identified in varying degrees throughout our administrative and operational processes. In 2012, we anticipate generating $20 million to $30 million in pre-tax cost savings, as we eliminate Radiant’s public reporting requirements, and begin to execute on integration. We’re entering this transaction, with our eyes wide open. There are significant synergies, and we know what it will it take to achieve them.

NCR also has a great track record of identifying and executing on costs, productivity, and efficiency initiatives. In year one, we expect that one-time transaction and restructuring costs will offset those first-year synergies in terms of GAAP reporting, but the deal is expected to be accretive to our non-GAAP earnings. And we expect to see cost opportunities escalating to nearly $50 million in annual run rate savings over the next three years. At NCR, we’re on a multi-year cost improvement program under which we anticipate driving out an additional $250 million to $300 million in costs by the end of 2013, as we harvest continuous improvement programs, like value engineering, our design for serviceability effort, and Lean Six Sigma. The processes driving these improvements will be applied to Radiant’s operations as well.

This deal has some potentially valuable tax advantages, due to the geographic earnings mix of the combined companies. We still have a lot of work to do on this side before flowing through these benefits in our future outlook, but they are expected to add to financial attractiveness of the deal, as it plays out over time.

We’ve talked already about what we see as multiple revenue synergy opportunities. Some are geographic, as we leverage the global NCR footprint to accelerate Radiant’s growth outside its core North American and European markets. Some are technological, as we capture the benefits of Radiant’s SaaS and subscription offerings and leverage those across NCR solutions. And some will come from cross-selling, in areas like self check-out. When all is said and done, we believe that the value creation opportunities inherent in this transaction are compelling. It’s the most important growth transaction that NCR has executed on in 20 years, dating to when the Company originally purchased Teradata. We are aiming for a high level of success on this one as well.

Let’s now move to the next page, and go through the financing of the transaction. As I said earlier, this is a compelling time to execute a deal of this nature, as evidenced by the strong group of banks that has stepped up to provide financing. This is a fully financed transaction, and one designed to make effective use of NCR’s balance sheet, while preserving a healthy level of liquidity

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FINAL TRANSCRIPT

Jul. 11. 2011 / 9:45PM, NCR - NCR Corp To Discuss the Acquisition of Radiant Systems Conference Call

and the ability to delever, as we begin to harvest the expected financial benefits of the combination, along with NCR’s organic growth opportunities.

The $1.2 billion equity purchase price will be funded via a mix of new debt financing and existing cash. We’ve secured a commitment from a consortium of banks for a $1.4 billion financing package, that will also include a new revolving credit facility. This is a particularly attractive time to be accessing the debt markets, so we believe the timing of this transaction will prove a favorable from a financing point of view.

After funding the deal, we expect to have about $350 million to $400 million in available cash as well as the credit facility, which is consistent with our historical views regarding the optimal level of liquidity needed to run the business, and retain flexibility for new opportunities, as well as returns of capital where warranted.

In putting the package together, we have also discussed the transaction with our rating agency. We expect that they’ll comment on the transaction shortly, and while it would be our position that the pro forma capital structure of the combined Company is robust, and does not merit a change in rating, we do not anticipate that any change would materially impact the Company as we execute our strategic plan, and work to delever.

Let’s now turn to the summary slide. Adding Radiant to the NCR portfolio offers a compelling proposition for our investors, employees, and customers. The deal was consistent with our strategy to grow into adjacencies. And in this case, we are acquiring scale that enables us to immediately create a third core vertical, as well as a business that is very complementary with our current retail business.

The combined Company is best-in-class in it’s targeted market for self-service and point-of-sale solutions. The software behind our solutions, and the services organization that stands behind our offerings, makes us a very strong competitor. The transaction accelerates NCR’s strategy to move into fast growth, high-margin adjacencies, greatly increasing our potential growth profile, immediately improving our margins, adding a fast-growing asset to our base of core solutions, and significantly expanding our available market. As synergies are captured, that profile grows ever more attractive, in terms of margin expansion and earnings accretion.

Finally, the transaction demonstrates our ongoing commitment to drive shareholder value. And working in particular with Andy Heyman, in managing the hospitality and specialty retail vertical, we’ll be very focused on driving the exciting value creation opportunities that this transaction provides for NCR. Thanks again to everyone for joining the call. With that, operator, let’s open up the call for questions.

QUESTIONS AND ANSWERS

Operator

(Operator Instructions).

Our first question comes from Mr. Paul Coster. Your line is open, sir.

Paul Coster - JPMorgan Chase & Co. - Analyst

Yes, thanks very much. Just a quick question on the synergies that have been outlined. I just want to make sure I understand that the $20 million to $30 million in synergies in 2012. And then it’s an incremental $20 million to $30 million in the out years, or is it another $50 million on top of that?

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Jul. 11. 2011 / 9:45PM, NCR - NCR Corp To Discuss the Acquisition of Radiant Systems Conference Call

William Nuti - NCR Corp - Chairman & CEO

No. It’s $50 million in year three, $20 million to $30 million in year one. So a total of $50 million in year three.

Paul Coster - JPMorgan Chase & Co. - Analyst

What are you doing to retain leadership, and is there a break-up fee that we should be aware of?

William Nuti - NCR Corp - Chairman & CEO

There is a break-up fee in the deal. It’s a 3% break-up fee. On leadership, I’ll let Andy Heyman talk in a moment about that, but we’ve gone to great lengths to ensure that we retained the team at Radiant. They’re very, very good people, excellent talent. By the way, in all dimensions of Radiant, not just executive management, but right down to every individual contributor. We’re very impressed with the talent. By the way, Paul, they are 13 miles away from our headquarters. So the good news is, is we’re going to be able to pick the best people for the job as time goes on, if and when there — our synergy opportunities that involve headcount. Andy, why don’t you give us a quick perspective on your views?

Andy Heyman - Radiant Systems - COO, President, Hospitality Div.

Yes. Thanks for the question, Paul. First off, we have 1,500 people at the Company. We pride ourselves on being a great place for high-caliber people to work. The way we’re looking at this — and I’ve spent, besides sleeping the last couple of weeks, I’ve spent considerable time with our leadership team, getting them understanding this deal first. And second of all, getting them excited. And what we’ve told them, is it’s an offer of $28 a share, but it’s really an offer of a lifetime for us as individuals. And obviously, our top people are on equity plans. We’ve been working diligently with the NCR executive team to plan out what that transition will look like, so that they continue to prosper, and are focused on shareholder value component that Bill just outlined. So we’re very confident that we’re going to be excited in the future, as we aspire to playing on a bigger platform.

Paul Coster - JPMorgan Chase & Co. - Analyst

Great. Thanks. Bill, last question. It sounds like you’re pretty excited about the revenue synergy here. And I noticed that the margins are higher at this company, significantly higher. It’s not just the mix shift that’s going to benefit you. And you also anticipating that you will be able to take this SaaS soft — software-based application, and sort of retrofit it to some of the existing NCR platform?

William Nuti - NCR Corp - Chairman & CEO

No question, Paul. I got John Bruno in the room with us, and he will give you a quick perspective on that. Andy may want to jump in as well, but a couple of things, we are excited about the revenue synergies. Their subscription offering is a certainly one dimension that gets us excited, because it can play across our other lines of business, on the global basis. But more importantly, gets us much more embedded into the channel. They have 800 channel partners, we have over 300 channel partners. We now have a significant first and second tier channel partner base that can fill all NCR solutions, inclusive of Radiant.

Secondarily, there’s an international expansion opportunity here, given our global platform, our global footprint to take these best-in-class solutions, where they have just done a wonderful job here in North America, and take those solutions overseas, in a much more aggressive fashion to, not just Western Europe, but the emerging markets in particular, where hospitality is growing very rapidly, both at the SaaS. John, any other comments?

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FINAL TRANSCRIPT

Jul. 11. 2011 / 9:45PM, NCR - NCR Corp To Discuss the Acquisition of Radiant Systems Conference Call

John Bruno - NCR Corp - RVP, Industry Solutions Group

Paul, I’d add that the architecture that the team has built is highly aligned with the way in which we built out our e-commerce platforms, in both the private and public cloud space. So yes, we do see the architecture is extensible. And more importantly, we see the physical infrastructure that we’ve built inside our Company, our hosting centers in each of the major regions, being a catalyst for us to take an existing platform that the Radiant team has built, and be able to extend it down, not only through their channel, but make it available for our channel partners in a very easy way. That, to us, was a unique revenue synergy value, that we have looked at through our due diligence process.

Paul Coster - JPMorgan Chase & Co. - Analyst

Great. Thanks. Congratulations.

Operator

And our next question comes from Gil Luria. Your line is open, sir.

Gil Luria - Wedbush Securities - Analyst

Yes, thank you. First of all, to the Radiant team, congratulations for well-deserved recognition. And then to the NCR team, I think you just bought a terrific asset. In terms of the questions, that international expansion, I mean the folks at Radiant have embarked on the journey really only at the end of last year. What’s the timeline, Bill, that you think you can start going to these other markets, where the Radiant team may have only thought about three to five years from now. How fast do you think you can get into some of those emerging markets where you already have distribution?

William Nuti - NCR Corp - Chairman & CEO

Well, Andy and I talked about this extensively, as part of the due diligence process. We’re going to start hiring salespeople, and working through any of — what may need to be done in terms of solution (inaudible) in those markets immediately. We already have an embedded sales organization as you well know, in each one of these emerging markets, as well in developed markets around the world, where they may not have a significant presence. What we’re going to do is make investments in salespeople, make investments organically to ensure we have the right solution platform in the market, as well as in the channel base, so we can get going on that within the first year.

Gil Luria - Wedbush Securities - Analyst

And then the other aspect that you talked about — so I mean, what John and Andy have did, seven — over the seven last several years, is take a business that looked like a low-growth commodity business, and turn it into a high-growth, high margin business. And they started with restaurants, and started to go into other retail verticals. How fast do you think you can start taking what they’ve done and moving it into other parts of your retail organization that are still in that lower growth, lower margin mode?

John Bruno - NCR Corp - RVP, Industry Solutions Group

Hi, it’s John Bruno, and I’ll tell you that the retail team is incredibly excited about it. If you take a look at the way in which our retail team has built out much of what it’s done in advanced restaurant, advanced marketing, this is a wonderful opportunity for an existing sales force, and existing PS organization to augment what, the great work the Radiant team has done. So unlike

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FINAL TRANSCRIPT

Jul. 11. 2011 / 9:45PM, NCR - NCR Corp To Discuss the Acquisition of Radiant Systems Conference Call

the international expanses, in places in which covers doesn’t exist, we certainly have coverage in a lot of those same marquee accounts. And now together, we just expanded the portfolio to include all of it, plus the annuity business and services attached.

Gil Luria - Wedbush Securities - Analyst

Great. Thank you very much.

William Nuti - NCR Corp - Chairman & CEO

Thanks.

Operator

Our next question comes from Julio Quinteros. Your line is open.

Unidentified Participant - - Analyst

Hi, this is actually [Romly] (inaudible). Can ask you a few questions. First, can you first give us, what the revenue mix of software and services for Radiant is?

William Nuti - NCR Corp - Chairman & CEO

Mark Haidet, can you take that one, please?

Mark Haidet - Radiant Systems - CFO

Yes. This is Mark Haidet. So our services — and I think you can see it in the breakout of the presentation that Bill went through, make up about 40%, a little over 43% of our revenue, when you take our SaaS business, and our support and maintenance services. In addition to that, we have a professional services line item that is another 9% or so of revenue. So over half of our business in total, is the services combined with our SaaS product line.

Unidentified Participant - - Analyst

Okay. And just maybe an update view on your capital allocation strategy. I know you’ve mentioned that you will have about $400 million in cash after — post the deal. Does this change at all, your goals related to your share buybacks?

Bob Fishman - NCR Corp - CFO

It will affect it, [Romly] We’re going to take a look at that with the Board in July. I suspect it will affect that — we did continue our buybacks in Q2.

We’ll also talk about that at the upcoming Analyst call meeting, but just to give you some perspective, I think we bought back about $35 million more in stock in Q2. We’re going to talk to our Board about that in July, see if they want to continue that, or slow it down. I suspect we’ll slow it down a bit, because at this juncture, we’re going to be focused on making sure that we have a very strong balance sheet going into this next year, and focus most of our energies on independent integration.

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FINAL TRANSCRIPT

Jul. 11. 2011 / 9:45PM, NCR - NCR Corp To Discuss the Acquisition of Radiant Systems Conference Call

Unidentified Participant - - Analyst

Makes sense. Okay. Thank you.

Mark Haidet - Radiant Systems - CFO

Okay. Thank you.

Operator

Our next question comes from Katy Huberty. Your line is open.

Kathryn (Katy) Huberty - Morgan Stanley - Analyst

Thanks. Congrats to all of you on the deal. I have a follow-up, Bill, on the gross margin question that was asked before. Because it’s quite eye opening to look at slide eight, and see that the revenue mix, from at least a high level, really isn’t that different between the two companies. And yet, the gross margin for Radiant is more than double than it is for NCR. So I guess the question is, what are the structural issues longer-term that would limit NCR’s core business from getting up closer to that 40% range? Again, longer-term, but is there that opportunity?

William Nuti - NCR Corp - Chairman & CEO

There is. And I think I said in my prepared remarks that our aspirational goal, Katy, continues to be revenues of $7 billion and gross margins at 35% or so, but mid-30s. The thing that has impacted NCR over the years the most has been services. As you know, services for us is about 50% to 55% of our total revenue stream. It’s traditionally been lower margin. And as you also know, we’ve been improving that margin structure over the course of the last five years of steadily.

We will continue to do that, as well on a go forward basis. And the other thing, we must do, and we are doing a better job of, is changing the mix of our revenue. And that would be more software as a percentage of mix. And then there are line of businesses, lines of businesses like retail that are traditionally — traditional retail, grocery, general merchandise, et cetera, somewhat lower margin because of the lower margin associated with hardware. Those things are also working their way through, how, because we’re changing the mix in that business to be more self services oriented. So the answer to your question is, yes, we think we can, from a structural point of view, get there over time. That’s our aspiration. This particular transaction will help us get there faster.

Kathryn (Katy) Huberty - Morgan Stanley - Analyst

Okay. And then just a quick follow-up, you mentioned that you are actively looking at strategic options for the DVD business. I assume that runs the gamut of everything from partnerships to a full sale of assets? Can you comment on that?

William Nuti - NCR Corp - Chairman & CEO

It does. It does. And as I said in the remarks, we have a few interested parties that are working with us right now, and talking to us about that business. And it does run the gamut.

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FINAL TRANSCRIPT

Jul. 11. 2011 / 9:45PM, NCR - NCR Corp To Discuss the Acquisition of Radiant Systems Conference Call

Kathryn (Katy) Huberty - Morgan Stanley - Analyst

Do you have a bias that you can talk about, in terms of whether you find new partnerships and keep it in-house versus divest that business and focus on this — this new investment that was announced today?

William Nuti - NCR Corp - Chairman & CEO

My bias is doing what’s in the best interest of the shareholder.

Kathryn (Katy) Huberty - Morgan Stanley - Analyst

Okay. Thanks so much. Congrats again.

William Nuti - NCR Corp - Chairman & CEO

You’re welcome.

Operator

Our next question comes from Matt Summerville. Your line is open, sir.

Matt Summerville - KeyBanc Capital Markets - Analyst

Thanks. Are you guys able to hear me okay? I’m not in my office.

William Nuti - NCR Corp - Chairman & CEO

We can hear you, Matt.

Matt Summerville - KeyBanc Capital Markets - Analyst

Okay. Perfect. I apologize, I jumped on the call a few minutes late. I heard you guys talking about some of the potential tax benefits associated with this deal. I heard what you walk through from synergy standpoint. I kind of came in, maybe when you were talking about the tax benefit side. How much are you thinking there, and over kind of what time frame? And then I was unable to get to the EBITDA numbers for 2010 and 2011 forecasted for Radiant. Do you have that as well?

William Nuti - NCR Corp - Chairman & CEO

We do. I’ll let Bob tackle the first one, and I’ll give you the data on the second one. Bob?

Bob Fishman - NCR Corp - SVP, CFO

Yes, hi, Matt. What we haven’t done yet, is quantify what those tax benefits are. But think of it as, Radiant US taxable income, and we have foreign tax credits and deductions that would help shield that US taxable income. And we’ll work through that here in Q2, Q3, and report back on our Q3 earnings call. In terms of the EBITDA numbers, Mark, if you are okay with maybe sharing a little bit of insight on those?

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FINAL TRANSCRIPT

Jul. 11. 2011 / 9:45PM, NCR - NCR Corp To Discuss the Acquisition of Radiant Systems Conference Call

Mark Haidet - Radiant Systems - CFO

Sure. Yes, this is Mark Haidet. I’ll refer you to our guidance for the full calendar year of 2011, which on an adjusted operating income basis, our guidance is $54 million to $56 million for the year.

Matt Summerville - KeyBanc Capital Markets - Analyst

And that’s an adjusted operating income or EBITDA?

Mark Haidet - Radiant Systems - CFO

That’s adjusted operating income. And the depreciation on top, that’s another $6 million or so. So you can bump that up by the depreciation.

Matt Summerville - KeyBanc Capital Markets - Analyst

And then how much of the total revenue — I seen how you have it broken out with systems and services. How much would you say — well, here. Let me ask the question a different way. If you look at the 15% top line CAGR you guys talked about in the Radiant overall, how much of that, over the last five or six years has been organic? And then can you talk maybe about, how systems compares to that organic growth rate? And how more of the recurring revenue aspect of the business compares to that organic growth rate? Does that make sense?

William Nuti - NCR Corp - Chairman & CEO

It does. Mark, can you take that?

Mark Haidet - Radiant Systems - CFO

Yes, I can. Sure. So there’s a couple pieces that — I’ll start on your latter part. So the recurring revenue has been a big driver of growth for us, very consistently. The biggest piece has been our SaaS revenue, which has been growing at anywhere from 25% to 30%. And we’ve talked about a model, where we expect that growth rate to continue. The overall recurring revenue when you add our support and maintenance business into that, and transaction services has been growing at roughly 15%. And our systems growth has been more in the — and it’s varied year-to-year — but more in the 10% to 15%, depending on the year. It’s been all primarily organic growth. We’ve had a few acquisitions in 2006, and in 2008, but for the most part, we’ve been growing very consistently organically, at least 10% or more on the systems side.

Andy Heyman - Radiant Systems - COO, President, Hospitality Div.

And just put a little cement behind that — this is Andy — on the 2010 revenue growth versus 2009, that was 21% or 22% pure organic. And all of the SaaS revenue growth that Mark just cited for that six or seven-year period, was pure organic.

Matt Summerville - KeyBanc Capital Markets - Analyst

Great. I appreciate the color. Thank you very much.

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FINAL TRANSCRIPT

Jul. 11. 2011 / 9:45PM, NCR - NCR Corp To Discuss the Acquisition of Radiant Systems Conference Call

Operator

Our next question comes from Zahid Siddique. Your line is open.

Zahid Siddique - Gabelli & Co. - Analyst

Hi. Good evening. A couple of questions. First with regards to the deal, I know it’s a tender offer. It seems like probably a negotiated deal, but I wanted to get some color on if someone else looked at the deal, and if there is a shop-around period?

William Nuti - NCR Corp - Chairman & CEO

Want to take that, Jen?

Jennifer Daniels - NCR Corp - SVP, General Counsel & Secretary

Sure. The deal is a pretty standard tender offer deal. And we have every confidence that we’ll get it closed.

Zahid Siddique - Gabelli & Co. - Analyst

And who are the competitors in this business, who are the top two or three competitors?

William Nuti - NCR Corp - Chairman & CEO

The top two or three competitors of Radiant?

Zahid Siddique - Gabelli & Co. - Analyst

Of Radiant, right.

William Nuti - NCR Corp - Chairman & CEO

The obvious, you’ll find Micros in that camp, and Parr in that camp, and a few others.

Zahid Siddique - Gabelli & Co. - Analyst

Okay. And then, in terms of — your — in terms of valuing on an EBITDA multiple basis, Radiant does have, I believe, about $35 million in corporate EBITDA? In your — from NCR’s perspective in your valuation, did you assume — or how much of that EBITDA — corporate EBITDA did you assume will go away, over what time?

William Nuti - NCR Corp - Chairman & CEO

Bob, you want to take that? Bob Fishman?

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FINAL TRANSCRIPT

Jul. 11. 2011 / 9:45PM, NCR - NCR Corp To Discuss the Acquisition of Radiant Systems Conference Call

Bob Fishman - NCR Corp - SVP, CFO

Yes. What we’ve said is, that we are driving towards $50 million of annualized cost synergies, and included in there is a some component of corporate costs, so public company costs and so on. But we’ve not split out that $50 million bucket in any more detail than that.

Zahid Siddique - Gabelli & Co. - Analyst

Okay. And when you were valuing — when NCR was valuing Radiant, did you do it on an ex-corporate basis, or with corporate? So it could either be ten times EBITDA or seventeen or eighteen times EBITDA, depending on what number you use, so what was your thought process?

Bob Fishman - NCR Corp - SVP, CFO

Go ahead, Bob. We looked at the Radiant business in a number of different ways, looking at it at EBITDA multiples, with and without synergies, including the corporate costs. We looked at it on a PE basis. And most importantly, as Bill mentioned, this is a very accretive deal for NCR, from a revenue, from a gross margin rate, operating margin perspective, but also the return on invested capital exceeds our weighted average cost of capital. So you look at any of those financial measures, and it’s a good deal on a quantitative basis for NCR. And then you factor in, the strategic fit and all of the qualitative items that we went through. This is a very strong transaction for us, and that was our thought process.

Zahid Siddique - Gabelli & Co. - Analyst

Thank you.

Operator

And our last question comes from Kartik Mehta. Your line is open.

Kartik Mehta - Northcoast Research - Analyst

Good afternoon, Bill. Bill, you talked about what Radiant and you will be able to do a combined Company internationally, and enjoy and grow new revenues. I’m wondering, are there other things that Radiant and you will be able to do combined that Radiant wasn’t able to do, or maybe wasn’t able to do as quickly as they would’ve liked, that have — opportunity for NCR?

William Nuti - NCR Corp - Chairman & CEO

No question. I think Andy and I will both tackle this one, but we discussed obviously as you mentioned, the international expansion opportunities, and especially in hospitality. I would also say that in the US, we offer breadth and depth in the retail space, specialty space, that they’re in today, to help grow that space. SaaS and subscription across all of the channel partners we both have, petroleum and other markets for growth, that we can help expand into. And then of course, there’s going to be natural revenue synergies that occur in our other vertical markets, based on utilizing the innovation that Radiant brings to the party, so we feel pretty good about the multi-pronged approach, if you will, to revenue synergies, we can go to work on. Andy, your views?

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FINAL TRANSCRIPT

Jul. 11. 2011 / 9:45PM, NCR - NCR Corp To Discuss the Acquisition of Radiant Systems Conference Call

Andy Heyman - Radiant Systems - COO, President, Hospitality Div.

Yes. Let me highlight a few things that may help add color to what Bill is talking about. On the — first of all, I’ll just give you an example of a conversation a month ago with CIO of a global multi-national that is headquartered in the US. And they are ready or were ready to hand us their global business. And we’re talking thousands of sites. And it’s a fast growing brand that we do a lot of business with in the US. And when you start looking at infrastructure that Radiant today has in places like India, and other places like that, we simply — the start-up costs for us to do that, are simply not the kind of start-up costs that we are willing to invest in at the same rate that many of our global multi-nationals want us to.

So this is a huge platform change for our Company, in terms of handling multi-nationals and existing customers relationships, and also companies that we have come in close second place with on RFPs in the past, where global service infrastructure is a requirement. So that’s the first thing I would say. The second thing I would say is, around branding. The specialty retail market, which is bigger than the restaurant market in the US, is one that we believe is fractured in terms of the competitive landscape.

And we have been looking and assessing at major branding strategies. And this acquisition overnight stamps a brand on our software solution, that allows us we believe, to really create a very strong number one position, to go from 15,000 to 20,000 sites into something closer to 80,000 to 100,000 sites, similar to the success we’ve had in the Aloha on the restaurant side. So that’s the second area, which is branding that we’re really excited about.

And the third one is, in terms of support services, we have tended to shy away often from something that we believe is a nine figure revenue opportunity, which is around comprehensive support services around the globe. So many times with Radiant contracts today, we do not offer that service. It’s a minority of the time, that we’ll offer comprehensive support services. When we do the math on that, and you just multiply a normal support service rate times our install base, it quickly adds up to a nine figure opportunity. So that’s another area, that we’re really excited about.

Kartik Mehta - Northcoast Research - Analyst

Bill, thank you so much for that, and, Andy, thank you. Bill, I’m thinking as you laid out all those opportunities, what do you anticipate to be the future revenue growth of this Company? I know you were able to give us kind of a historic rate, but it seems as though there’s a lot of revenue synergy opportunities for you both domestically and internationally. So if you factor that in, what would you expect revenue growth for this Company to be over the next two to three years?

William Nuti - NCR Corp - Chairman & CEO

Once we get to close, Kartik, I’ll be able answer that question much more accurately. I, Clearly, we wouldn’t have made the acquisition as a Board, if we didn’t think it was going to improve our growth profile and we expect it to. But we need a lot more work underneath, the covers on both sides to make sure that we can give you an accurate and responsible outlook, in terms of what that will be. And we’ll be ready to do that closer to close, and probably handle that on our Q3 call.

Kartik Mehta - Northcoast Research - Analyst

Bill, if we go to the DVD business, can you just talk about maybe the catalyst that brought you to the decision to consider strategic alternatives for that business?

William Nuti - NCR Corp - Chairman & CEO

Well, frankly, it was inbound calls to us that — of interest — that caused us to take a look at some of these opportunities. We weren’t seeking strategic alternatives, they came to us.

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FINAL TRANSCRIPT

Jul. 11. 2011 / 9:45PM, NCR - NCR Corp To Discuss the Acquisition of Radiant Systems Conference Call

Kartik Mehta - Northcoast Research - Analyst

Bob, can you talk at all about your anticipated range of cost of debt on this $1.1 billion?

William Nuti - NCR Corp - Chairman & CEO

Bob Fishman?

Bob Fishman - NCR Corp - SVP, CFO

Yes, yes, I’m here. LIBOR plus 200 is roughly what we’re thinking.

Kartik Mehta - Northcoast Research - Analyst

And then the amount of amortization you’re thinking for this deal?

Bob Fishman - NCR Corp - SVP, CFO

Yes. We still need to work through the purchase accounting, in terms of locking off on the amortizable intangibles, and what period of time. So I would prefer to give you a little bit more indication of that on our Q3 call.

Kartik Mehta - Northcoast Research - Analyst

Thank you very much, gentlemen. I really appreciate the time.

William Nuti - NCR Corp - Chairman & CEO

Thank you. And I want to thank everybody for joining us today. Obviously, a lot more information will be forthcoming over the course of the next few conference calls. And if we need to communicate with you in between, we will. Thank you for your interest, and have a good evening.

Operator

Thank you for everyone’s participation. You may now disconnect.

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FINAL TRANSCRIPT

Jul. 11. 2011 / 9:45PM, NCR - NCR Corp To Discuss the Acquisition of Radiant Systems Conference Call

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The planned tender offer described in these materials has not yet commenced. This description is not an offer to buy or the solicitation of an offer to sell securities. At the time the planned tender offer is commenced, NCR Corporation will file a tender offer statement on Schedule TO with the Securities and Exchange Commission (the “SEC”), and Radiant Systems, Inc. will file a solicitation/recommendation statement on Schedule 14D-9 with respect to the planned tender offer. The tender offer statement (including an offer to purchase, a related letter of transmittal and other tender offer documents) and the solicitation/recommendation statement will contain important information that should be read carefully before making any decision to tender securities in the planned tender offer. Those materials will be made available to Radiant Systems, Inc. shareholders at no expense to them. In addition, all of those materials (and all other tender offer documents filed with the SEC) will be made available at no charge on the SEC’s website: www.sec.gov.

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